Exhibit 23.1

To Whom It May Concern:

We consent to the incorporation by reference in the Registration Statement of International Land Alliance, Inc. on Form S-1 of our report dated June 27, 2024, on the balance sheet of International Land Alliance, Inc. as of December 31, 2023, and the related statement of operations, changes in stockholder’s equity and cash flows for the year then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

January 9, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com